Exhibit 99.1

BANKGUAM HOLDING COMPANY

EMPLOYEE STOCK SERVICE AWARD PLAN

1. Purpose.

(a) The purpose of the Plan is to reward Company employees for long-term service to the Company through the payment of stock-based service awards.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the person(s) or committee appointed by the Board to administer the Plan. If no such appointment is in effect at any time, “Administrator” shall mean the Board.

(b) “Company” means the BankGuam Holding Company, Bank of Guam, and their majority-owned subsidiaries.

(c) “Board” means the Board of Directors of the BankGuam Holding Company.

(d) “Common Stock” means the common stock of BankGuam Holding Company, par value $0.2083 per share.

(e) “Continuous Service” means an Employee’s continuous employment by the Company as reflected on the Company’s records and determined by the Administrator for purposes of the Plan. For purposes of the Plan, an Employee’s employment relationship with the Company will be treated as continuing while the individual is on sick leave or other leave of absence approved by the Company. If the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave, for purposes of the Plan.

(f) “Employee” means any person who is an employee of the Company.

(g) “Fair Market Value” means, as of any date on which the Shares are listed or quoted on a securities exchange or quotation system, and except as otherwise determined by the Administrator, the closing sale price of a Share as reported on such securities exchange or quotation system as of the relevant date, and if the Shares are not listed or quoted on a securities exchange or quotation system, then an amount equal to the then fair market value of a Share as determined by the Administrator pursuant to a reasonable method adopted in good faith for such purpose.

(h) “Plan” means this Employee Stock Service Award Plan.

(i) “Service Award” means a “Service Award” under Section 5 of the Plan.

(j) “Shares” means shares of Common Stock.

3. Administration. The Plan shall be administered by the Administrator which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, and to determine eligibility to receive Service Awards. All findings, decisions and determinations made by the Administrator shall be final and binding upon all persons.

4. Number of Shares Reserved. The maximum number of shares of Common Stock that may be issued under the Plan is 500,000, subject to adjustment as provided in Section 8 hereof. To the extent a Service Award is paid in the form of cash, it shall not reduce the number of Shares available for issuance under the Plan.

5. Service Awards. An Employee who completes five, ten, fifteen, twenty, twenty-five, thirty, or thirty-five years of Continuous Service shall, as of the anniversary date of completion of such years of Continuous Service, become entitled to payment of a “Service Award” covering the number of Shares set forth in the following table:

Years of Continuous Service	Shares Covered by the Service Award
5 years	50
10 years	100
15 years	300
20 years	500
25 years	750
30 years	1,200
35 years	2,000

Service Awards shall be paid by the Company in the form of Shares or cash (or a combination of both), as elected by the Employee in accordance with rules prescribed by the Administrator, as soon as practicable after the applicable anniversary date (and in all events within thirty days after the applicable anniversary date). To the extent a Service Award is paid in cash, the amount paid shall be equal to the product of (a) the number of Shares covered by the Service Award being paid in cash and (b) Fair Market Value as of the applicable anniversary date.

6. Rights as a Stockholder. An Employee will have no rights of a shareholder until Shares, if any, are actually issued to the Employee. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of issuance of any Shares to an Employee.

7. Transferability. No rights under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way by an Employee. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

8. Adjustments for Changes in Capitalization and Corporate Events. In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, reverse stock split, spin-off, split-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Administrator shall provide for a substitution for or adjustment in (a) the maximum number and class of shares authorized for issuance under the Plan pursuant to Section 4, and (b) the number and class of shares to be covered by Service Awards. All such determinations and adjustments shall be made by the Administrator and shall be final, binding and conclusive.

9. Withholding Taxes. Service Award payments, whether in cash or Shares, shall be subject to reduction for applicable federal, state, local, and foreign tax withholding requirements.

10. Amendment or Termination. The Board may amend or terminate the Plan at any time and for any reason.

11. Conditions To Issuance of Shares. The Administrator may require any person acquiring Shares pursuant to the payment of a Service Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable securities laws. The Administrator may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

12. Term of Plan. The Plan shall become effective upon the later to occur of its adoption by the Board or its approval by the stockholders of the Company. The Plan shall continue until it is terminated in accordance with Section 10.

13. Shareholder Approval. The Plan is subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.

14. No Employment Rights. Nothing in the Plan shall, directly or indirectly, create any right with respect to an Employee’s employment or continued employment by the Company, and nothing herein it shall interfere in any way with the Company’s right to terminate, or otherwise modify, an Employee’s employment at any time.

15. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company, Service Award payments shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.

16. Plan Not Subject to ERISA. The Plan is not a “employee pension benefit plan” or “employee welfare benefit plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the Territory of Guam, except to the extent the internal laws of the Territory of Guam are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.